Media Contact: Melanie Vuynovich Double Forte 415.848.8122 mvuynovich@double-forte.com	Investor Contact: Seanna Allen Peet’s Coffee & Tea, Inc. 510.594.2196 investorrelations@peets.com

PEET’S COFFEE & TEA, INC. REPORTS 26% INCREASE IN FOURTH QUARTER 2008
DILUTED EARNINGS PER SHARE AND REPORTS FISCAL YEAR 2008 RESULTS

EMERYVILLE, Calif. – February 12, 2009 - Peet’s Coffee & Tea, Inc. (NASDAQ: PEET) today announced results for its fourth quarter and fiscal year 2008.

In this release, the Company:

•	Reports net revenue of $79.1 million for the fourth quarter, an increase of 12% versus last year,

•	Reports fourth quarter diluted earnings per share of $0.29, an increase of 26% versus last year,

•	Reports fiscal year diluted earnings per share of $0.80, an increase of 36% versus last year, and

•	Reaffirms guidance for 2009 of diluted earnings per share of $0.94 to $1.00.

For the fourth quarter of 2008, consisting of the13 weeks ended December 28, 2008, net revenue increased 12% to $79.1 million from $70.9 million for the corresponding period of fiscal 2007.   For the 52 weeks ended December 28, 2008, net revenue increased 14% to $284.8 million from $249.4 million in fiscal 2007.

Net income for the quarter was $4.0 million or $0.29 per diluted share, compared to $3.3 million or $0.23 per diluted share for the corresponding period last year.  For the fiscal year 2008, net income was $11.2 million or $0.80 per diluted share, compared to $8.4 million or $0.59 per diluted share last year. Fiscal 2007 results include approximately $0.9 million or $0.06 per diluted share related to stock option review professional fees.

“We are pleased with our results for the quarter and full year,” said Patrick O’Dea, president and chief executive officer of Peet's Coffee & Tea. “Real productivity improvements resulting from past investments we’ve made are improving our margins as we move forward. It’s a real tribute to the team we have in place at Peet’s that we were able to achieve our earnings forecast for 2008 and be in a position to continue to significantly improve our earnings performance in 2009, despite the challenging environment.”

2008 Fourth Quarter Financial Summary
Retail net revenue increased 8% to $50.9 million for the quarter from $47.0 million for the corresponding quarter last year. The increase was primarily attributed to new retail stores opened in the last 12 months. The Company opened seven new retail locations during the quarter.

Specialty net revenue increased 18% to $28.3 million for the quarter from $24.0 million for the corresponding quarter last year.   Within the specialty business, grocery grew 23%, foodservice and office sales were up 33%, and the home delivery business declined 7% compared to the corresponding period last year.

Cost of sales and related occupancy costs decreased to 46.8% of total net revenue for the quarter compared to 47.5% for the corresponding period last year. The decrease from last year was due to procurement savings, increased prices in retail and grocery, and leverage of costs related to the roasting facility that opened last year, partially offset by higher green coffee costs.

Operating expenses as a percent of net revenue increased to 32.7% of total net revenue for the quarter compared to 32.5% for the corresponding period last year.  The increase was due to higher costs associated with expanding the grocery business, higher incentive compensation and store impairment expense, partially offset by favorable workers’ compensation insurance expense.

General and administrative expenses decreased to $6.3 million for the quarter from $6.5 million for the corresponding period last year primarily due to lower marketing spending in the retail segment, partially offset by professional fees and compensation costs to support our growth.

Depreciation and amortization expenses increased to $3.5 million for the quarter from $3.0 million for the corresponding quarter last year. The increase was primarily due to the opening of 23 new retail stores during the year.

The Company ended the quarter with cash and cash equivalents plus short-term marketable securities of $13.3 million.

Fiscal 2009 Outlook
Looking ahead, Peet’s provided the following guidance for fiscal 2009, which includes 53 weeks:

•	Total net revenue is expected to grow 10 to 13%,

•	Diluted earnings per share is expected to be in the $0.94 to $1.00 range, and

•	The Company is planning to open about 10 new retail locations and 30 to 40 new licensed locations.

“Clearly, 2009 will be a challenging year for all businesses,” said O’Dea. “I believe, however, we are better positioned than most to continue delivering strong earnings growth. We expect our margins to continue to improve as we leverage the past investments we’ve made in our people, the plant and infrastructure. In addition, we have a strong balance sheet with $13 million of cash and no debt. Most importantly, our commitment to truly distinctive quality coffees and teas has garnered us a highly loyal customer following, which is a real asset in times like these.”

Peet’s Coffee & Tea, Inc. Q4 2008 Conference Call
The Company will report its fourth quarter and 2008 year-end results on Thursday, February 12, 2009.  The teleconference call will begin at 2:00 p.m. PT/5:00 p.m. ET.

The teleconference can be accessed by calling 1-877-545-1489.  The call will be simultaneously webcast on Peet’s Web site at www.peets.com.  A replay of the teleconference will be available from 5:00 p.m. PT/8:00 p.m. ET through 8:59 p.m. PT/11:59 p.m. ET on Thursday, February 19, 2009, at 1-888-203-1112 or 1-719-457-0820, using access code 5341574. It will also be archived at http://investor.peets.com/medialist.cfm through February 12, 2010, at 8:59 p.m. PT/11:59 ET.

ABOUT PEET’S COFFEE & TEA, INC.
Peet's Coffee & Tea, Inc., (PEET), is the premier specialty coffee and tea company in the United States. Peet's buys the highest quality beans in the world, artisan roasts every bean by hand to order, and delivers all of its coffee quickly for superior freshness no matter where it is sold. Founded in 1966 in Berkeley, Calif. by Alfred Peet, who is widely recognized as the grandfather of specialty coffee in the U.S., Peet's has a rapidly growing, passionate customer following that seeks out Peet's coffees wherever they go. Peet's is committed to strategically growing its business through many channels without compromising the extraordinary quality of its coffee. For more information about Peet's Coffee & Tea, Inc. visit www.peets.com.

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This press release contains statements that are not based on historical fact and are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements include statements relating to 2009 forecasted net revenue growth, earnings per diluted share and expected retail and license location growth for 2009. Forward-looking statements are based on management’s beliefs as well as assumptions made by and information currently available to management, including financial and operational information, the Company’s stock price volatility, and current competitive conditions.  As a result, these statements are subject to various risks and uncertainties.  The Company’s actual results could differ materially from those set forth in forward-looking statements depending on a variety of factors including, but not limited to, general economic conditions, including the current recession and its ongoing negative impact on consumer spending, the Company’s ability to implement its business strategy, attract and retain customers, and obtain and expand its market presence in new geographic regions; the impact of the Company’s stock price volatility on the valuation of stock-based compensation under SFAS 123(R); the availability and cost of high quality Arabica coffee beans; consumers’ tastes and preferences; and competition in its market as well as other risk factors as described more fully in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 30, 2007.  These factors may not be exhaustive.  The Company operates in a continually changing business environment, and new risks emerge from time to time.  Any forward-looking statements speak only as of the date of this press release.

PEET’S COFFEE & TEA, INC.

CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except share amounts)

	December 28,	December 30,
	2008	2007
ASSETS

Current assets
Cash and cash equivalents	$4,719	$15,312
Short-term marketable securities	8,600	7,932
Accounts receivable, net	11,924	8,287
Inventories	26,124	24,483
Deferred income taxes - current	2,922	2,950
Prepaid expenses and other	7,193	4,285
Total current assets	61,482	63,249

Long-term marketable securities	-	7,831
Property, plant and equipment, net	107,914	99,231
Deferred income taxes - non current	3,059	3,353
Other assets, net	3,897	3,883

Total assets	$176,352	$177,547

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable and other accrued liabilities	$9,858	$10,104
Accrued compensation and benefits	8,852	8,909
Deferred revenue	6,350	5,856
Total current liabilities	25,060	24,869

Deferred lease credits and other long-term liabilities	7,385	5,425
Total liabilities	32,445	30,294

Shareholders' equity
Common stock, no par value; authorized 50,000,000 shares;
issued and outstanding:13,174,000 and 13,932,000 shares	90,123	104,616
Accumulated other comprehensive income	34	52
Retained earnings	53,750	42,585

Total shareholders' equity	143,907	147,253

Total liabilities and shareholders' equity	$176,352	$177,547

PEET’S COFFEE & TEA, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, in thousands, except per share amounts)

	Thirteen weeks ended		Fifty-two weeks ended
	December 28,	December 30,	December 28,	December 30,
	2008	2007	2008	2007

Retail stores	$50,890	$46,956	$187,719	$168,392
Specialty sales	28,256	23,957	97,103	80,997
Net revenue	79,146	70,913	284,822	249,389

Cost of sales and related occupancy expenses	37,059	33,683	133,537	118,389
Operating expenses	25,910	23,028	98,844	85,800
General and administrative expenses	6,286	6,454	22,519	22,682
Depreciation and amortization expenses	3,526	2,977	12,921	10,912
Total costs and expenses from operations	72,781	66,142	267,821	237,783

Income from operations	6,365	4,771	17,001	11,606

Interest income	90	274	726	1,446

Income before income taxes	6,455	5,045	17,727	13,052

Income tax provision	2,435	1,722	6,562	4,675

Net income	$4,020	$3,323	$11,165	$8,377

Net income per share:
Basic	$0.30	$0.24	$0.81	$0.61
Diluted	$0.29	$0.23	$0.80	$0.59

Shares used in calculation of net income per share:
Basic	13,417	13,904	13,723	13,724
Diluted	13,655	14,310	13,997	14,120

PEET’S COFFEE & TEA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Fifty-two weeks ended
	2008	2007	2006

Cash flows from operating activities:
Net income	$11,165	$8,377	$7,816
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	15,113	12,861	10,244
Amortization of interest purchased	193	242	415
Stock-based compensation	2,711	2,814	4,022
Excess tax benefit from exercise of stock options	(462)	(1,350)	(724)
Tax benefit from exercise of stock options	285	1,234	708
Loss on disposition of assets and asset impairment	900	494	288
Deferred income taxes	322	(3,100)	(3,495)
Changes in other assets and liabilities:
Accounts receivable, net	(3,637)	(1,449)	(1,686)
Inventories	(1,641)	(4,950)	(2,532)
Prepaid expenses and other current assets	(2,908)	(433)	(480)
Other assets	(21)	(45)	(244)
Accounts payable, accrued liabilities and deferred revenue	1,464	3,519	2,473
Deferred lease credits and other long-term liabilities	1,960	1,919	969
Net cash provided by operating activities	25,444	20,133	17,774

Cash flows from investing activities:
Purchases of property, plant and equipment	(25,930)	(30,824)	(44,443)
Proceeds from sales of property, plant and equipment	67	23	28
Changes in restricted investments	(87)	-	1,500
Proceeds from sales and maturities of marketable securities	7,857	31,304	49,888
Purchases of marketable securities	(917)	(21,688)	(26,356)
Net cash used in investing activities	(19,010)	(21,185)	(19,383)

Cash flows from financing activities:
Net proceeds from issuance of common stock	3,138	7,322	3,888
Purchase of common stock	(20,627)	-	(15,934)
Excess tax benefit from exercise of stock options	462	1,350	724
Net cash (used in)/provided by financing activities	(17,027)	8,672	(11,322)

(Decrease)/increase in cash and cash equivalents	(10,593)	7,620	(12,931)
Cash and cash equivalents, beginning of period	15,312	7,692	20,623

Cash and cash equivalents, end of period	$4,719	$15,312	$7,692

Non-cash investing activities:
Capital expenditures incurred, but not yet paid	$734	$1,995	$2,751
Other cash flow information:
Cash paid for income taxes	8,293	6,761	7,890

SEGMENT REPORTING
(Unaudited, dollars in thousands)

	Retail		Specialty		Unallocated	Total
		Percent		Percent			Percent
		of Net		of Net			of Net
	Amount	Revenue	Amount	Revenue		Amount	Revenue

For the thirteen weeks ended December 28, 2008
Net revenue	$50,890	100.0%	$28,256	100.0%		$79,146	100.0%
Cost of sales and occupancy	23,152	45.5%	13,907	49.2%		37,059	46.8%
Operating expenses	20,796	40.9%	5,114	18.1%		25,910	32.7%
Depreciation and amortization	2,726	5.4%	382	1.4%	$418	3,526	4.5%
Segment operating income	4,216	8.3%	8,853	31.3%	(6,704)	6,365	8.0%

For the thirteen weeks ended December 30, 2007
Net revenue	$46,956	100.0%	$23,957	100.0%		$70,913	100.0%
Cost of sales and occupancy	21,728	46.3%	11,955	49.9%		33,683	47.5%
Operating expenses	19,196	40.9%	3,832	16.0%		23,028	32.5%
Depreciation and amortization	2,298	4.9%	391	1.6%	$288	2,977	4.2%
Segment operating income	3,734	8.0%	7,779	32.5%	(6,742)	4,771	6.7%

For the fifty-two weeks ended December 28, 2008
Net revenue	$187,719	100.0%	$97,103	100.0%		$284,822	100.0%
Cost of sales and occupancy	85,343	45.5%	48,194	49.6%		133,537	46.9%
Operating expenses	79,587	42.4%	19,257	19.8%		98,844	34.7%
Depreciation and amortization	9,970	5.3%	1,411	1.5%	$1,540	12,921	4.5%
Segment operating income	12,819	6.8%	28,241	29.1%	(24,059)	17,001	6.0%

For the fifty-two weeks ended December 30, 2007
Net revenue	$168,392	100.0%	$80,997	100.0%		$249,389	100.0%
Cost of sales and occupancy	78,412	46.6%	39,977	49.4%		118,389	47.5%
Operating expenses	71,714	42.6%	14,086	17.4%		85,800	34.4%
Depreciation and amortization	8,516	5.1%	1,376	1.7%	$1,020	10,912	4.4%
Segment operating income	9,750	5.8%	25,558	31.6%	(23,702)	11,606	4.7%